Exhibit 99.1

    Emclaire Financial Corp. Announces Second Quarter and Year to
                          Date 2007 Earnings

    EMLENTON, Pa.--(BUSINESS WIRE)--July 20, 2007--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of the Farmers National Bank of Emlenton, reported consolidated net income of $707,000 or $0.56 per share for the three months ended June 30, 2007. Net income for the quarterly period increased $105,000 or 17.4%, as compared to net income of $602,000 or $0.47 per share for the quarter ended June 30, 2006. The Corporation's annualized return on average assets and equity were 0.95% and 11.77%, respectively, for the three months ended June 30, 2007, versus 0.87% and 10.25%, respectively, for the same period in the prior year.

    Net income for the six-month period ended June 30, 2007 was $1.3 million or $0.99 per share. Net income for the year to date period increased $71,000 or 5.9%, as compared to net income of $1.2 million or $0.94 per share for the same period in the prior year. The Corporation's annualized return on average assets and equity were 0.85% and 10.57%, respectively, for the current year to date period, as compared to 0.87% and 10.15%, respectively, for the same period in the prior year.

    The increase in net income for the quarter and year to date periods ended June 30, 2007, compared to the same periods in 2006, was primarily due to an increase in net interest income, partially offset by an increase in noninterest expense. The increase in net interest income was primarily due to growth in the loan portfolio, particularly with respect to commercial loans. The increase in noninterest expenses was primarily due to increased professional fees for compliance and operations consulting.

    During the six-month period ended June 30, 2007, total assets decreased $2.2 million or 1.0% to $298.3 million at June 30, 2007, from $300.6 million at December 31, 2006. Cash equivalents decreased $10.5 million between year-end 2006 and June 30, 2007 resulting primarily from an increase in loans receivable of $6.8 million and a decrease in customer deposits of $4.5 million. Stockholders' equity was $24.0 million at June 30, 2007. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at 8.0% of total assets. At June 30, 2007, book value per share amounted to $18.92.

    Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating eleven full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

    This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.



               EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
                         Financial Highlights
     (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

                                   Three month period Six month period
                                     ended June 30,    ended June 30,
                                      2007     2006     2007    2006
                                   ---------- ------- -------- -------

Interest income                       $4,416  $3,931   $8,728  $7,675
Interest expense                       1,918   1,614    3,921   3,097
                                   ---------- ------- -------- -------
  Net interest income                  2,498   2,317    4,807   4,578
Provision for loan losses                 30      47       75      78
Noninterest income                       772     769    1,503   1,497
Noninterest expense                    2,336   2,253    4,646   4,468
                                   ---------- ------- -------- -------
  Net income before provision for
   income taxes                          904     786    1,589   1,529
Provision for income taxes               197     184      331     342
                                   ---------- ------- -------- -------
Net income                            $  707  $  602   $1,258  $1,187
                                   ========== ======= ======== =======

Net income per share                  $ 0.56  $ 0.47   $ 0.99  $ 0.94
Dividends per share                   $ 0.29  $ 0.27   $ 0.58  $ 0.54

Return on average assets (1)            0.95%   0.87%    0.85%   0.87%
Return on average equity (1)           11.77%  10.25%   10.57%  10.15%
Yield on average interest-earning
 assets                                 6.54%   6.29%    6.49%   6.24%
Cost of average interest-bearing
 liabilities                            3.41%   3.10%    3.47%   3.02%
Net interest margin                     3.77%   3.78%    3.64%   3.79%
____________________
(1) Returns are annualized for the three and six month periods ended June 30, 2007 and 2006.


CONSOLIDATED FINANCIAL CONDITION DATA:

                                               As of         As of
                                             6/30/2007     12/31/2006
                                            -----------   ------------

Total assets                                $  298,348    $   300,560
Cash and equivalents                             6,170         16,717
Securities                                      52,712         51,774
Loans                                          220,149        213,344
Deposits                                       239,968        244,492
Borrowed funds                                  31,700         30,000
Stockholders' equity                            23,990         23,917

Book value per share                        $    18.92    $     18.86

Net loans to deposits                            91.74%         87.26%
Allowance for loan losses to total loans          0.94%          0.94%
Earning assets to total assets                   92.30%         92.89%
Stockholders' equity to total assets              8.04%          7.96%
Shares of common stock outstanding           1,267,835      1,267,835

    CONTACT: Emclaire Financial Corp.
             David L. Cox
             Chairman of the Board, President and
             Chief Executive Officer
             -or-
             William C. Marsh
             Chief Financial Officer and Treasurer
             Phone: 724-867-2311